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                                                                    EXHIBIT 2.02

                             CERTIFICATE OF MERGER
                                       OF
                                ATOM CORPORATION
                                  WITH AND INTO
                               SHOCKWAVE.COM, INC.


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                         PURSUANT TO SECTION 252 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
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        Shockwave.com, Inc., a Delaware corporation ("SHOCKWAVE"), does hereby certify to the following facts relating to the merger (the "MERGER") of Atom Corporation, a Washington corporation ("ATOM"), with and into Shockwave, with Shockwave remaining as the surviving corporation of the Merger (the "SURVIVING CORPORATION"):

FIRST: Shockwave is a Delaware corporation incorporated pursuant to the General Corporation Law of the State of Delaware ("DGCL"). Atom is a Washington corporation incorporated pursuant to the Business Corporation Act of the State of Washington. Shockwave and Atom are the constituent corporations in the Merger.

SECOND: An Agreement and Plan of Reorganization dated as of December 14, 2000 (the "MERGER AGREEMENT") has been approved, adopted, certified, executed and acknowledged by Shockwave and by Atom in accordance with the provisions of subsection (c) of Section 252 of the DGCL.

THIRD:      The surviving corporation of the Merger shall be Shockwave.

FOURTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of Shockwave shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the principal place of business of Shockwave, the Surviving Corporation, at 650 Townsend Street, Suite 450, San Francisco, California 94103.

SEVENTH: A copy of the executed Merger Agreement will be furnished by Shockwave, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

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EIGHTH:     The authorized capital stock of Atom is 25,000,000 shares of common stock, without par value, and 10,260,000 shares of preferred stock, without par value, 800,000 shares of which have been designated Series A Preferred Stock, 4,000,000 shares of which have been designated Series B Preferred Stock and 5,460,000 shares of which have been designated Series C Preferred Stock.

        This Certificate of Merger shall become effective at 10:00 a.m., Pacific Standard Time, on the date of filing of this Certificate of Merger.

        IN WITNESS WHEREOF, Shockwave has caused this Certificate of Merger to be executed by its duly authorized Chief Executive Officer as of January ___, 2001.


                                    SHOCKWAVE.COM, INC.



                                    By: /s/ Robert Burgess
                                       -----------------------------------------
                                       Robert Burgess, Chairman of the Board


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